Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Income Fund of our reports dated October 15, 2025, relating to the financial statements and financial highlights of Fidelity Government Income Fund, Fidelity Intermediate Government Income Fund, and Fidelity Total Bond Fund; of our reports dated October 16, 2025, relating to the financial statements and financial highlights of Fidelity Environmental Bond Fund and Fidelity Series Government Bond Index Fund, which appear in Fidelity Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2025